Exhibit 99.1

IDT Corporation Reports Second Quarter Fiscal Year 2020 Results

NEWARK, NJ — March 5, 2020: IDT Corporation (NYSE: IDT) reported net income per diluted share of $0.04 and Non-GAAP earnings per diluted share* of $0.11 on revenue of $323.9 million for the second quarter of FY 2020, the three months ended January 31, 2020.

2Q20 OPERATIONAL HIGHLIGHTS

(Results are for 2Q20 and are compared to 2Q19)

●	net2phone’s cloud-based Unified Communications as a Service (UCaaS) offering served 123,000 seats as of January 31, 2020 compared to 77,000 a year earlier. Subscription revenue increased 41.7% to $7.5 million. During the quarter, net2phone entered Spain - its first European Union market - through the acquisition of RingSouth, a UCaaS provider based in Murcia.

●	National Retail Solutions (NRS) had deployed over 11,300 point-of-sale (POS) terminals with independent retailers nationwide as of January 31st, of which approximately 8,700 were active on January 31, 2020 compared to 6,600 a year earlier. NRS revenue increased 35.0% to $2.1 million;

●	BOSS Revolution Money Transfer transactions increased to 1.25 million from 784,000 in the year ago quarter. Total revenue increased 45.0% from the year ago quarter to $7.7 million, while revenue from retailer originated transactions increased 53.6% to $3.0 million.

REMARKS BY SHMUEL JONAS, CEO

“During the second quarter, we continued to invest in our higher growth and higher margin businesses, including net2phone, National Retail Solutions and BOSS Revolution Money Transfer, while maximizing the cash generation from our core offerings.

“And once again this quarter, the growth capital for our higher growth businesses was provided from cash generated by our core offerings.

“The second quarter’s financial results reflect the increasing positive margin impact of these newer businesses, as well as the stable contribution from our legacy core offerings.”

CONSOLIDATED RESULTS

Results (in millions, except EPS)	2Q20	1Q20	2Q19	2Q20 - 2Q19 change (%/$)
Revenue	$323.9	$340.2	$349.5	(7.3)%
Direct cost of revenue	$262.7	$279.5	$291.2	(9.8)%
Revenue less direct cost of revenue	$61.2	$60.7	$58.3	+4.9%
Revenue less direct cost of revenue as a percentage of revenue*	18.9%	17.9%	16.7%	+220BP
SG&A expense	$53.8	$53.4	$50.9	+5.7%
Depreciation and amortization	$5.2	$5.3	$5.8	(10.0)%
Severance expense	$0.5	$0.6	-	+$0.5
Other operating expense, net	$(0.4)	$(2.8)	$(2.1)	+$1.7
Income (loss) from operations	$1.3	$(1.4)	$(0.5)	+$1.8
Adjusted EBITDA*	$7.4	$7.3	$7.4	NC
Net income (loss) attributable to IDT	$0.9	$(1.5)	$(1.3)	+$2.2
Diluted earnings (loss) per share	$0.04	$(0.06)	$(0.05)	+$0.09
Non-GAAP net income (loss)*	$2.9	$2.8	$1.0	+$1.9
Non-GAAP earnings per diluted share*	$0.11	$0.10	$0.04	+$0.07

*	Throughout this release, Non-GAAP earnings per diluted share, Adjusted EBITDA, and Non-GAAP net income (loss) for all periods presented are Non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s results in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a key performance metric. Please refer to the Reconciliation of Non-GAAP Financial Measures and Explanation of Key Performance Metric at the end of this release for an explanation of these terms and their respective reconciliations to the most directly comparable GAAP measure.

Notes on Consolidated Results and Balance Sheet

Consolidated results for all periods presented include corporate overhead. Corporate G&A expense decreased to $2.3 million in 2Q20 from $2.4 million in 2Q19.

As of January 31, 2020, IDT held $75.7 million in unrestricted cash, cash equivalents, debt securities and current equity investments. Current assets totaled $355.5 million and current liabilities totaled $376.0 million.

Net cash used in operating activities during 2Q20 was $18.3 million, including the impact of a $22.4 million decrease in customer deposits at IDT’s Gibraltar-based bank, compared to net cash provided by operating activities of $29.8 million in the year ago quarter, including a $23.4 million increase in customer deposits at the bank.

Capital expenditures were $3.8 million and $4.9 million in 2Q20 and 2Q19, respectively.

RESULTS BY SEGMENT

(Results are for 2Q20 and are compared to 2Q19)

Telecom & Payment Services (TPS)

IDT’s TPS segment accounted for 96.0% and 96.7% of IDT’s consolidated revenue in 2Q20 and 2Q19, respectively. The segment includes Core and Growth verticals:

Core includes IDT’s three largest communications and payments offerings by revenue: BOSS Revolution Calling, an international long-distance calling service marketed primarily to immigrant communities in the U.S.; Carrier Services, which provides international long-distance termination and outsourced traffic management solutions to telecoms worldwide; and Mobile Top-Up, which enables customers to transfer airtime and bundles of airtime, messaging and data credits to mobile accounts internationally and domestically. Core also includes smaller communications and payments offerings, many in harvest mode.

Growth primarily comprises National Retail Solutions, which operates a POS, terminal-based network for independent retailers, and BOSS Revolution Money Transfer, an international money remittance service for customers in the U.S.

net2phone

IDT’s net2phone segment accounted for 4.0% and 3.3% of IDT’s consolidated revenue in 2Q20 and 2Q19, respectively. The segment comprises two verticals:

net2phone-UCaaS, a unified cloud communications service for businesses in North and South America and certain other international markets.

net2phone-Platform Services provides telephony services to cable operators and other businesses by leveraging a common technology platform.

Revenue in 2Q20 and comparative periods for all verticals and for the most significant core offerings is provided in the following chart:

Revenue by Segment and Vertical (in millions)	2Q20	1Q20	2Q19	2Q20-2Q19 change
TPS
Core	$301.2	$318.0	$331.1	(9.0)%
BOSS Revolution Calling	$112.8	$116.2	$122.1	(7.7)%
Carrier Services	$101.7	$113.5	$127.9	(20.5)%
Mobile Top-Up	$75.8	$76.8	$64.3	18.0%
Other	$11.0	$11.4	$16.8	(34.7)%
Growth	$9.8	$9.6	$6.9	+42.5%
Total TPS	$311.0	$327.6	$338.0	(8.0)%
net2phone
net2phone-UCaaS	$7.9	$7.2	$6.0	+31.7%
net2phone-Platform Services	$5.0	$5.4	$5.5	(9.6)%
Total net2phone	$12.9	$12.6	$11.5	+12.0%

Segment level financial results are summarized in the following chart:

Results by Segment	TPS			net2phone
(in millions)	2Q20	1Q20	2Q19	2Q20	1Q20	2Q19
Revenue	$311.0	$327.6	$338.0	$12.9	$12.6	$11.5
Direct cost of revenue	$259.8	$276.5	$287.9	$2.9	$3.0	$3.2
Revenue less direct cost of revenue	$51.2	$51.1	$50.0	$10.0	$9.6	$8.3
SG&A expense	$40.6	$40.8	$40.4	$10.9	$10.4	$8.1
Depreciation and amortization	$2.9	$3.2	$3.7	$2.2	$2.1	$2.1
Severance expense	$0.5	$0.6	-	-	-	-
Other operating expense, net	-	$2.2	$1.8	$0.2	$0.4	-
Income (loss) from operations	$7.1	$4.4	$4.2	$(3.3)	$(3.3)	$(1.9)
Adjusted EBITDA	$10.6	$10.3	$9.6	$(0.8)	$(0.8)	$0.2

TPS Segment Takeaways:

●	BOSS Revolution Calling revenue decreased 7.7% to $112.8 million and Carrier Services revenue decreased 20.5% to $101.7 million, in line with expectations;

●	Mobile Top-Up revenue increased 18.0% to $75.8 million on increased sales of bundled offerings;

●	NRS revenue increased by 35.0% to $2.1 million, led by increased sales of credit card processing services to retailers operating NRS terminals, increased sales of transaction data to data analytics and consumer package goods marketers, and increased advertising capacity offered to digital-out-of-home advertisers. NRS increased the number of POS terminals active in its network as of January 31, 2020 to approximately 8,700 from 6,600 a year earlier;

●	BOSS Revolution Money Transfer revenue increased 45.0% to $7.7 million net2phone Segment Takeaways:

●	Consolidated net2phone-UCaaS revenue increased 31.7% to $7.9 million, led by growth in the US and South American markets.

●	net2phone-UCaaS subscription revenue for its cloud communications offering - exclusive of equipment sales - increased 41.7% to $7.5 million;

●	net2phone’s cloud communications offering served 123,000 seats as of January 31st, exclusive of seats acquired via the RingSouth acquisition, compared to 77,000 a year earlier and 112,000 as of October 31, 2019.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

This release is available for download in the “Investors & Media” section of the IDT Corporation website (http://ir.idt.net/) and has been filed on a current report (Form 8-K) with the SEC.

IDT will host an earnings conference call beginning at 5:30 PM Eastern today with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial toll-free 1-888-348-8417 (from US) or 1-412-902-4243 (international) and request the IDT Corporation call.

A replay of the conference call will be available approximately three hours after the call concludes through March 12, 2020. To access the replay, dial toll free 1-844-512-2921 (from US) or 1-412-317-6671 (international) and provide this replay number: 10139692. A replay will also be accessible via streaming audio at the IDT investor relations website (http://ir.idt.net/).

ABOUT IDT:

IDT Corporation (NYSE: IDT) provides communications and payment services to individuals and businesses primarily through its Boss Revolution®, net2phone® and National Retail Solutions® brands. IDT’s wholesale carrier services business is a leading global carrier of international long-distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 31, 2020	July 31, 2019
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$61,091	$80,168
Restricted cash and cash equivalents	172,003	177,031
Debt securities	8,750	2,534
Equity investments	5,890	5,688
Trade accounts receivable, net of allowance for doubtful accounts of $6,362 at January 31, 2020 and $5,444 at July 31, 2019	52,172	58,060
Prepaid expenses	25,451	20,276
Other current assets	30,104	24,704
Total current assets	355,461	368,461
Property, plant and equipment, net	31,556	34,355
Goodwill	12,613	11,209
Other intangibles, net	4,206	4,196
Equity investments	9,592	9,319
Operating lease right-of-use assets	10,981	—
Deferred income tax assets, net	3,120	4,589
Other assets	12,183	11,574
Total assets	$439,712	$443,703

Liabilities and equity
Current liabilities:
Trade accounts payable	$32,800	$37,077
Accrued expenses	125,533	127,834
Deferred revenue	39,293	42,479
Customer deposits	168,326	175,028
Other current liabilities	10,093	6,652
Total current liabilities	376,045	389,070
Operating lease liabilities	8,731	—
Other liabilities	1,543	1,076
Total liabilities	386,319	390,146
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at January 31, 2020 and July 31, 2019	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 25,961 and 25,803 shares issued and 25,016 and 24,895 shares outstanding at January 31, 2020 and July 31, 2019, respectively	260	258
Additional paid-in capital	276,118	273,313
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 945 and 908 shares of Class B common stock at January 31, 2020 and July 31, 2019, respectively	(52,005)	(51,739)
Accumulated other comprehensive loss	(6,575)	(4,858)
Accumulated deficit	(161,344)	(160,763)
Total IDT Corporation stockholders’ equity	56,487	56,244
Noncontrolling interests	(3,094)	(2,687)
Total equity	53,393	53,557
Total liabilities and equity	$439,712	$443,703

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2020	2019	2020	2019
	(in thousands, except per share data)

Revenues	$323,890	$349,473	$664,089	$711,789
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	262,716	291,178	542,177	595,870
Selling, general and administrative (i)	53,789	50,900	107,223	101,452
Depreciation and amortization	5,184	5,762	10,479	11,357
Severance	486	—	1,112	—
Total costs and expenses	322,175	347,840	660,991	708,679
Other operating expense, net	(392)	(2,090)	(3,168)	(3,385)
Income (loss) from operations	1,323	(457)	(70)	(275)
Interest income, net	195	186	467	295
Other income (expense), net	550	496	785	(853)
Income (loss) before income taxes	2,068	225	1,182	(833)
Provision for income taxes	(1,164)	(1,236)	(1,700)	(2,176)
Net income (loss)	904	(1,011)	(518)	(3,009)
Net loss (income) attributable to noncontrolling interests	28	(300)	(63)	(601)
Net income (loss) attributable to IDT Corporation	$932	$(1,311)	$(581)	$(3,610)
Earnings (loss) per share attributable to IDT Corporation common stockholders:
Basic	$0.04	$(0.05)	$(0.02)	$(0.15)
Diluted	$0.04	$(0.05)	$(0.02)	$(0.15)
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	26,320	24,816	26,300	24,323
Diluted	26,451	24,816	26,300	24,323

(i) Stock-based compensation included in selling, general and administrative expenses	$1,167	$467	$2,531	$880

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2020	2019
	(in thousands)
Operating activities
Net loss	$(518)	$(3,009)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,479	11,357
Deferred income taxes	1,587	2,035
Provision for doubtful accounts receivable	1,466	620
Stock-based compensation	2,531	880
Other	(412)	(78)
Change in assets and liabilities:
Trade accounts receivable	6,253	17,333
Prepaid expenses, other current assets and other assets	(9,315)	79
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(11,488)	(15,188)
Customer deposits at IDT Financial Services Limited, our Gibraltar-based bank	(20,613)	29,015
Deferred revenue	(3,260)	(4,997)
Net cash (used in) provided by operating activities	(23,290)	38,047
Investing activities
Capital expenditures	(7,656)	(9,396)
Payments for acquisitions, net of cash acquired	(450)	(5,453)
Purchases of debt securities and equity investments	(8,994)	(500)
Proceeds from maturities and sales of debt securities and redemptions of equity investments	2,672	5,555
Net cash used in investing activities	(14,428)	(9,794)
Financing activities
Distributions to noncontrolling interests	(470)	(737)
Proceeds from sale of Class B common stock to Howard S. Jonas	—	13,272
Repayment of other liabilities.	(79)	(615)
Repayments of borrowings under revolving credit facility	(273)	(3,000)
Proceeds from borrowings under revolving credit facility	273	3,000
Proceeds from exercise of stock options	276	—
Repurchases of Class B common stock	(266)	(3,870)
Net cash (used in) provided by financing activities	(539)	8,050
Effect of exchange rate changes on cash, cash equivalents, and restricted cash and cash equivalents	14,152	(236)
Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(24,105)	36,067
Cash, cash equivalents, and restricted cash and cash equivalents at beginning of period	257,199	203,197
Cash, cash equivalents, and restricted cash and cash equivalents at end of period	$233,094	$239,264
Supplemental schedule of non-cash investing and financing activities
Liabilities incurred for acquisition	$375	$—
Howard S. Jonas’ advance payment used for sale of Class B common stock	$—	$1,500

Reconciliation of Non-GAAP Financial Measures for the

Second Quarter Fiscal 2020 and 2019 and Explanation of Performance Metric

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for 2Q20, 1Q20, and 2Q19, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating expense, and deduct other operating gains.

IDT’s measure of non-GAAP net income starts with net income (loss) in accordance with GAAP and adds severance expense, stock-based compensation, and other operating expense, net.

IDT’s measure of non-GAAP earnings per share is calculated by dividing non-GAAP net income by the diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2020 and fiscal 2019 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share measures provide useful information to both management and investors by excluding certain expenses and non-routine gains and losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or capitalized in prior periods. IDT’s Adjusted EBITDA, which is exclusive of depreciation and amortization, is a useful indicator of its current performance.

Severance expense is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Other operating expense, net, which is a component of income (loss) from operations, is excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share. Other operating expense, net includes accruals for non-income related taxes related to one of IDT’s foreign entities, legal fees related to Straight Path Communications Inc.’s stockholders’ putative class action and derivative complaint, and expense for the indemnification of a net2phone cable telephony customer related to patent infringement claims brought against the customer. From time-to-time, IDT may incur costs related to non-routine tax and legal matters, however, these matters do not occur each quarter. IDT does not believe the gains or losses from these non-routine matters are components of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenue less direct cost of revenues and selling, general and administrative expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the variety of types of awards as well as the various valuation methodologies and subjective assumptions that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP earnings per share because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income (loss) for IDT on a consolidated basis, (b) for non-GAAP net income, net income (loss), and (c) for non-GAAP earnings per share, basic and diluted earnings (loss) per share.

Revenue less direct cost of revenue as a percentage of revenue is a financial metric that measures changes in our revenue relative to changes in direct cost of revenue during the same period. Revenue and direct cost of revenue in this metric are from IDT’s consolidated statements of operations in accordance with GAAP. Revenue less direct cost of revenue as a percentage of revenue is a ratio in which revenue less direct cost of revenue is the numerator and revenue are the denominator. It is useful for monitoring trends in the generation of revenue as well as for evaluating the net contribution of our revenue.

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended January 31, 2020 (2Q20)
Adjusted EBITDA	$7.4	$10.6	$(0.8)	$(2.3)
Subtract:
Depreciation and amortization	5.2	2.9	2.2	-
Severance expense	0.5	0.5	-	-
Other operating expense, net	0.4	-	0.2	0.2
Income (loss) from operations	1.3	$7.1	$(3.3)	$(2.5)
Interest income, net	0.2
Other income, net	0.6
Income before income taxes	2.1
Provision for income taxes	(1.2)
Net income	0.9
Net loss attributable to noncontrolling interests	-
Net income attributable to IDT Corporation	$0.9

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended October 31, 2019 (1Q20)
Adjusted EBITDA	$7.3	$10.3	$(0.8)	$(2.2)
Subtract:
Depreciation and amortization	5.3	3.2	2.1	-
Severance expense	0.6	0.6	-	-
Other operating expense, net	2.8	2.2	0.4	0.3
(Loss) income from operations	(1.4)	$4.4	$(3.3)	$(2.5)
Interest income, net	0.3
Other income, net	0.2
Loss before income taxes	(0.9)
Provision for income taxes	(0.5)
Net loss	(1.4)
Net income attributable to noncontrolling interests	(0.1)
Net loss attributable to IDT Corporation	$(1.5)

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Loss

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom & Payment Services	net2phone	Corporate
Three Months Ended January 31, 2019 (2Q19)
Adjusted EBITDA	$7.4	$9.6	$0.2	$(2.4)
Subtract:
Depreciation and amortization	5.8	3.7	2.1	-
Other operating expense, net	2.1	1.8	-	0.3
(Loss) income from operations	(0.5)	$4.2	$(1.9)	$(2.8)
Interest income, net	0.2
Other income, net	0.5
Income before income taxes	0.2
Provision for income taxes	(1.2)
Net loss	(1.0)
Net income attributable to noncontrolling interests	(0.3)
Net loss attributable to IDT Corporation	$(1.3)

IDT Corporation

Reconciliations of Net Income (Loss) to Non-GAAP Net Income and Earnings (Loss) per share to Non-GAAP Earnings per share (unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	2Q20	1Q20	2Q19

Net income (loss)	$0.9	$(1.4)	$(1.0)
Adjustments (add) subtract:
Stock-based compensation	(1.2)	(1.3)	(0.5)
Severance expense	(0.5)	(0.6)	-
Other operating expense, net	(0.4)	(2.8)	(2.1)
Total adjustments	(2.0)	(4.7)	(2.6)
Income tax effect of total adjustments	-	0.5	0.6
	2.0	4.2	2.0
Non-GAAP net income	$2.9	$2.8	$1.0

Earnings (loss) per share:
Basic	$0.04	$(0.06)	$(0.05)
Total adjustments	0.07	0.17	0.09
Non-GAAP - basic	$0.11	$0.11	$0.04

Weighted-average number of shares used in calculation of basic earnings (loss) per share	26.3	26.3	24.8

Diluted	$0.04	$(0.06)	$(0.05)
Total adjustments	0.07	0.16	0.09
Non-GAAP - diluted	$0.11	$0.10	$0.04

Weighted-average number of shares used in calculation of diluted earnings (loss) per share	26.5	26.5	24.8

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